EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 0.2%; EPS Increases 15.7% to $5.41; Definitive Agreement Reached to Acquire AutoAnything

MEMPHIS, Tenn., Dec. 4, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.0 billion for its first quarter (12 weeks) ended November 17, 2012, an increase of 3.5% from the first quarter of fiscal 2012 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 0.2% for the quarter.

Net income for the quarter increased $12.3 million, or 6.4%, over the same period last year to $203.5 million, while diluted earnings per share increased 15.7% to $5.41 per share from $4.68 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.8% (versus 51.1% for last year's quarter). The improvement in gross margin was primarily attributable to an improvement in merchandise margins (53 bps) driven by lower acquisition costs and lower shrink expense. Operating expenses, as a percentage of sales, were 33.6% (versus 33.4% last year). The increase in operating expenses, as a percentage of sales, was negatively impacted by higher store payroll (34 bps), partially offset by lower advertising expense.

Under its share repurchase program, AutoZone repurchased 855 thousand shares of its common stock for $317 million during the first quarter, at an average price of $371 per share. At the end of the first quarter, the Company had $788 million remaining under its current share repurchase authorization. Driven by improved earnings and a declining equity base, return on capital reached 33.0% at quarter end.

The Company's inventory increased 6.8% over the same period last year, driven primarily by new store openings. Inventory per store was $537 thousand versus $524 thousand last year and $525 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, was flat, relative to last year, on a per store basis, at negative $64 thousand per store.

Additionally, AutoZone announces this morning that it has entered into a definitive agreement to purchase the assets and select liabilities of AutoAnything, an online retailer of specialized automotive products.

"I would like to thank our entire organization for the solid performance delivered this past quarter. We are pleased to report our twenty-fifth consecutive quarter of double digit earnings per share growth. While this past quarter's sales results were lower than planned, they were not surprising to us. Regional sales discrepancies continued to challenge our results, however we began to see improvements in our more challenged regions late in the quarter. We believe the initiatives we have in place are correct for delivering solid financial results, as we remain excited about our opportunities for the remainder of fiscal 2013. Our financial success will continue to be driven by the tremendous contributions of our more than 70,000 dedicated AutoZoners, and it is their dedication that will continue to differentiate us from our competition. Also, we look forward to formally welcoming the AutoAnything team to AutoZone. The company's culture and leadership is an outstanding fit with our Company as we look forward to growing our e-Commerce initiatives for many years to come. I want to reiterate we remain committed to delivering exceptional, 'WOW!' customer service while growing through our Retail, Commercial, International, ALLDATA, and e-Commerce initiatives. We will maintain our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 17, 2012, AutoZone opened 19 new stores, and closed one store in the U.S., opened 4 new stores in Mexico, and opened our first store in Brazil. As of November 17, 2012, the Company had 4,703 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 325 stores in Mexico, and one store in Brazil for a total count of 5,029.

AutoZone is the leading retailer, and a leading distributor, of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts, including select stores in Mexico. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 4, 2012, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 11, 2012 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 25, 2012, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2013

Condensed Consolidated Statements of Operations
1st Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended November 17, 2012	12 Weeks Ended November 19, 2011

Net sales	$ 1,991,040	$ 1,924,341
Cost of sales	959,174	940,714
Gross profit	1,031,866	983,627
Operating, SG&A expenses	668,590	642,693
Operating profit (EBIT)	363,276	340,934
Interest expense, net	41,104	39,094
Income before taxes	322,172	301,840
Income taxes	118,720	110,715
Net income	$ 203,452	$ 191,125
Net income per share:
Basic	$ 5.52	$ 4.79
Diluted	$ 5.41	$ 4.68
Weighted average shares outstanding:
Basic	36,845	39,865
Diluted	37,586	40,864

Selected Balance Sheet Information
(in thousands)
	November 17, 2012	November 19, 2011	August 25, 2012

Cash and cash equivalents	$ 99,864	$ 96,676	$ 103,093
Merchandise inventories	2,702,103	2,531,210	2,627,983
Current assets	3,062,291	2,842,673	2,978,946
Property and equipment, net	2,890,269	2,667,105	2,855,928
Total assets	6,398,039	5,932,580	6,265,639
Accounts payable	3,021,916	2,843,741	2,926,740
Current liabilities*	3,744,492	3,578,966	3,655,592
Total debt*	3,802,705	3,354,317	3,768,183
Stockholders' (deficit)	(1,591,369)	(1,347,099)	(1,548,025)
Working capital	(682,201)	(736,293)	(676,646)

* Current liabilities and total debt both include short-term borrowings of $0 at November 17, 2012; $35,417 at November 19, 2011 and $49,881 at August 25, 2012.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 17, 2012	November 19, 2011
Net income	$ 942,700	$ 868,023
Add: Interest	177,915	172,398
Taxes	530,618	489,195
EBIT	1,651,233	1,529,616

Add: Depreciation	213,884	200,565
Rent expense	232,828	217,603
Share-based expense	33,932	29,116
EBITDAR	$ 2,131,877	$ 1,976,900

Debt	$ 3,802,705	$ 3,354,317
Capital lease obligations	101,144	86,759
Add: rent x 6	1,396,968	1,305,618
Adjusted debt	$ 5,300,817	$ 4,746,694

Adjusted debt to EBITDAR	2.5	2.4

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended November 17, 2012	12 Weeks Ended November 19, 2011

Depreciation	$ 50,700	$ 48,647
Capital spending	$ 80,430	$ 61,924

Cash flow before share repurchases:
Decrease in cash and cash equivalents	$ (3,229)	$ (930)
Subtract increase in debt	34,448	5,796
Add back share repurchases	317,332	309,765
Cash flow before share repurchases and changes in debt	$ 279,655	$ 303,039

Other Selected Financial Information
(in thousands, except ROIC)
	November 17, 2012	November 19, 2011

Cumulative share repurchases ($ since fiscal 1998)	$ 11,861,574	$ 10,491,138
Remaining share authorization ($)	$ 788,426	$ 658,862

Cumulative share repurchases (shares since fiscal 1998)	131,993	128,298

Shares outstanding, end of quarter	36,473	39,322

	Trailing 4 Quarters
	November 17, 2012	November 19, 2011
Net income	$ 942,700	$ 868,023
Adjustments:
Interest expense	177,915	172,398
Rent expense	232,828	217,603
Tax effect*	(147,867)	(140,572)
After-tax return	1,205,576	1,117,452

Average debt**	3,599,175	3,211,046
Average stockholders' deficit**	(1,439,769)	(1,115,290)
Add: Rent x 6	1,396,968	1,305,618
Average capital lease obligations**	98,924	84,662
Pre-tax invested capital	$ 3,655,298	$ 3,486,036

Return on Invested Capital (ROIC)	33.0%	32.1%

* Effective tax rate over trailing four quarters ended November 17, 2012 is 36.0% and November 19, 2011 is 36.0%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2013
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended November 17, 2012	12 Weeks Ended November 19, 2011
Domestic stores:
Store count:
Beginning domestic stores	4,685	4,534
Stores opened	19	17
Stores closed	1	--
Ending domestic stores	4,703	4,551
Relocated stores	--	1

Stores with commercial programs	3,090	2,733

Square footage (in thousands):	30,480	29,424

Mexico stores:
Stores opened	4	2
Total stores in Mexico	325	281

Brazil stores:
Stores opened	1	--
Total stores in Brazil	1	--

Total stores chainwide	5,029	4,832

Square footage (in thousands):	32,866	31,474
Square footage per store	6,535	6,514

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
Total Auto Parts (Domestic and Mexico)	12 Weeks Ended November 17, 2012	12 Weeks Ended November 19, 2011	Trailing 4 Quarters November 17, 2012	Trailing 4 Quarters November 19, 2011
Total auto parts sales	$ 1,948,669	$ 1,884,138	$ 8,487,090	$ 8,035,843
% Increase vs. LY	3.4%	7.4%	5.6%	8.4%

Sales per average store	$ 388	$ 391	$ 1,722	$ 1,696
Sales per average square foot	$ 59	$ 60	$ 264	$ 261

Domestic Commercial
Total domestic commercial sales	$ 306,068	$ 272,780	$ 1,329,107	1,126,709
% Increase vs. LY	12.2%	22.6%	18.0%	22.7%

All Other (ALLDATA, E-Commerce and Brazil)
All other sales	$ 42,371	$ 40,203	$ 183,472	$ 169,809
% Increase vs. LY	5.4%	9.6%	8.0%	11.3%

	12 Weeks Ended November 17, 2012	12 Weeks Ended November 19, 2011
Domestic same store sales	0.2%	4.6%

Inventory Statistics (Total Stores)

	as of November 17, 2012	as of November 19, 2011
Accounts payable/inventory	111.8%	112.3%

($ in thousands)
Inventory	$ 2,702,103	$ 2,531,210
Inventory per store	$ 537	$ 524
Net inventory (net of payables)	$ (319,813)	$ (312,531)
Net inventory / per store	$ (64)	$ (65)

	Trailing 5 Quarters
	November 17, 2012	November 19, 2011
Inventory turns	1.6 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com